UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2004

PROVIDIAN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12897	94-2933952
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mission Street San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 543-0404

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14b-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Reported and Managed Net Credit Loss and Delinquency Rates. We do not disclose the monthly reported and managed net credit loss and delinquency rates in the same month that we release earnings. The reported and managed net credit loss and delinquency rates will be included in our third quarter 2004 earnings announcement.

Providian Gateway Master Trust Net Credit Loss and Delinquency Rates. Providian Gateway Master Trust’s net credit loss rate for the month ended September 30, 2004 and its 30+ day delinquency rate as of September 30, 2004 are presented in the following table (unaudited).

Trust Net Credit Loss Rate (1)(3)	12.45%

Trust 30+ Day Delinquency Rate (2)(4)	8.30%

(1)   Principal charge-offs for the monthly period for loans in the Trust less the total amount of recoveries on previously charged-off loans, divided by the principal receivables outstanding in the Trust as of the last day of the prior monthly period, multiplied by 12. Recoveries include proceeds from the sale of charged-off assets to third parties. During a month in which an addition of accounts to the Trust takes place, the weighted average principal receivables outstanding in the Trust is used as the denominator (calculated based on the principal receivables outstanding in the Trust as of the last day of the prior monthly period and the principal receivables outstanding in the Trust immediately following such addition).

(2)   Total loans in the Trust that are 30+ days past due as of the last day of the monthly period, divided by the total loans in the Trust as of the last day of the monthly period.

(3)   In September 2004, the Trust net credit loss rate increased approximately 38 basis points due to the designation of additional accounts to the Providian Gateway Master Trust with aggregate balances of approximately $544 million and due to the modification of criteria for recognizing charge-offs for certain loans that are subject to payment plans under a consumer debt management program. Previously, the charge-off status of such loans was determined by their adherence to the terms of their payment plans. The modification provides that such loans are charged off no later than when they are 120 days past due. Additionally, such loans are charged off when one payment under the payment plan is missed.

(4)   The designation of additional accounts to the Trust, referenced in footnote 3 above, is estimated to have decreased the Trust 30+ day delinquency rate by approximately 15 basis points.

Providian Gateway Master Trust Excess Spread. Series-specific three-month average excess spreads for the Providian Gateway Master Trust for the month ended September 30, 2004 are presented in the following table.

Excess Spread by Series (1)

(unaudited)

	Three-Month Average Excess Spread	Principal Amount of Investor Securities (2)	Class A Expected Final Payment Date

Series 2000-A	8.84%	$749,990,000	April 15, 2005
Series 2000-B	9.10%	$625,000,000	September 15, 2005
Series 2001-B	9.13%	$850,000,000	April 17, 2006
Series 2001-D	9.03%	$650,000,000	May 15, 2008
Series 2001-E	9.08%	$650,000,000	June 15, 2006
Series 2001-G	9.09%	$400,000,000	July 15, 2008
Series 2001-H	8.98%	$375,000,000	September 15, 2006
Series 2002-A (3)	8.98%	$671,063,543	December 15, 2004 (4)
Series 2002-B	8.98%	$898,027,000	December 15, 2005
Series 2003-A	9.17%	$500,000,000	December 15, 2006
Series 2004-A	9.33%	$750,000,000	March 15, 2007
Series 2004-B	9.41%	$650,000,000	July 17, 2006
Series 2004-C (5)	N/A	$430,000,000	September 15, 2006 (4)
Series 2004-D (6)	N/A	$650,000,000	September 17, 2007

(1)   Excess spread for a series is based on the series’ portfolio yield (generally, finance charge, fee, and interchange collections allocated to the series minus principal charge-offs, net of recoveries including proceeds from the sale of charged-off loans to third parties, allocated to the series) less the series’ base rate (generally, interest payable to series investors, servicing fees allocated to the series, and, for some series, certain fees payable to third-party credit enhancers), in each case measured as a percentage of the series’ invested amount. The excess spread is an annualized rate. A pay out event for a series will occur, and early amortization of the series will begin, if the three-month average excess spread for the series is less than 0%.

(2)   Principal amounts are as of September 30, 2004. These exclude the principal amounts of subordinated classes retained by Providian National Bank or held by its affiliates.

(3)   For Series 2002-A, a pay out event will occur and early amortization of the series will begin, if a pay out event with respect to any other series of the Providian Gateway Master Trust occurs.

(4)   Series 2002-A and 2004-C do not have a Class A Expected Final Payment Date. These series have a scheduled amortization period for the payment of principal for which the initial payment date is listed in the table above. Commencement of the scheduled amortization period is subject to extension under certain circumstances.

(5)   Series 2004-C was issued on August 26, 2004.

(6)   Series 2004-D was issued on September 22, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVIDIAN FINANCIAL CORPORATION
(Registrant)

Date: October 15, 2004	By:	/s/ Anthony F. Vuoto
Anthony F. Vuoto
Vice Chairman and Chief Financial Officer